Exhibit 4.1
FIFTH AMENDMENT TO CREDIT AGREEMENT
This FIFTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), made and entered into as of June 17, 2020, is by and between PARK NATIONAL CORPORATION, a corporation organized under the laws of the State of Ohio (the “Borrower”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the “Bank”).
RECITALS
1.The Bank and the Borrower entered into a Credit Agreement dated as of May 18, 2016, a First Amendment to Credit Agreement entered into as of June 15, 2017, a Second Amendment to Credit Agreement entered into as of May 17, 2018, a Third Amendment to Credit Agreement entered into as of June 22, 2018, and a Fourth Amendment to Credit Agreement entered into as of June 20, 2019 (as amended, the “Credit Agreement”); and
2.The Borrower desires to amend certain provisions of the Credit Agreement, and the Bank has agreed to make such amendments, subject to the terms and conditions set forth in this Amendment.
AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby covenant and agree to be bound as follows:
Section 1.Capitalized Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, unless the context otherwise requires.
Section 2.Amendments. The Credit Agreement is hereby amended as follows:
2.1Section 1.1 – Definitions. Section 1.1 of the Credit Agreement is amended by amending the definitions of “Applicable Margin” and “Revolving Loan Maturity Date” in their entireties to read as follows:
“Applicable Margin”: Means 1.75% in the case of the Revolving Loans and 1.65% in the case of the Term Loan.
“Revolving Loan Maturity Date”: June 20, 2021.
Section 1.1 of the Credit Agreement is further amended by adding thereto the following definitions in proper alphabetical order:
“Fifth Amendment”: That certain Fifth Amendment to Credit Agreement made by and between the Borrower and the Bank and dated as of June 17, 2020.

“LIBOR” means the London interbank offered rate.
“Monthly Reset LIBOR Rate” means the greater of (a) zero and (b) the one-month LIBOR rate quoted by the Bank from Reuters Screen LIBOR01 Page or any successor thereto that may be designated by the Bank as provided in Section 2.13 which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Rate Adjustment Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Rate Adjustment Date.
“Rate Adjustment Date” means the first day of each month.
2.2Section 1.5 – Entity Divisions. Article I of the Credit Agreement is amended by adding thereto the following Section 1.5:
Section 1.5 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
2.3Section 2.4 – Interest Rate. Section 2.4 of the Credit Agreement is amended in its entirety to read as follows:
Section 2.4 Interest Rates.
(a)Interest Rate on the Revolving Loans. Interest on each Revolving Loan shall accrue at an annual rate equal to the Applicable Margin plus the greater of (i) zero percent (0.0%) and (ii) the Monthly Reset LIBOR Rate.
(b)Interest Rate on the Term Loan. The unpaid principal balance of the Term Loan will accrue interest at an annual rate equal to the Applicable Margin plus the greater of (i) zero percent (0.0%) and (ii) the Monthly Reset LIBOR Rate.
(c)Interest Upon Event of Default. Upon the occurrence of any Event of Default, each Loan shall, at the option of the Bank (or, in the case of an Event of Default under Section 7.1(e), (f) or (g), automatically upon the occurrence of such Event of Default), bear interest until paid in full at the rate otherwise applicable thereto plus 2.0%.

(d)Records of Interest Rates. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
Section 2.4Section 2.13 –LIBOR Unavailability. Article II of the Credit Agreement is amended by adding thereto the following Section 2.13:
Section 2.13 LIBOR Unavailability. If the Bank has determined that (a) LIBOR is no longer available, either because (i) LIBOR is not being quoted or published, (ii) any relevant agency or authority has announced that LIBOR will no longer be published or is no longer representative, or (iii) any similar circumstance exists such that LIBOR has become unavailable or ceased to exist, or (b) similar loans are being documented with a replacement rate to LIBOR, the Bank may, in its discretion, replace the Monthly Reset LIBOR Rate with a replacement rate (which may include a successor index and a spread adjustment), taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority and evolving or prevailing market conventions. In connection with the selection and implementation of any such replacement rate, the Bank may make any technical, administrative or operational changes that the Bank decides may be appropriate to reflect the adoption and implementation of such replacement rate. The Bank does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, the Monthly Reset LIBOR Rate or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, the Monthly Reset LIBOR Rate. The Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.
Section 3.Effectiveness of Amendment; Post Closing Obligation. The amendments in this Amendment shall become effective upon delivery by the Borrower of, and compliance by the Borrower with, the following:
3.1This Amendment duly executed by the Borrower.
3.2A certificate of an officer of the Borrower dated as of the date of this Amendment (the “Officer’s Certificate”) certifying as to the following:
(a)A copy of the Borrower’s Action by Unanimous Written Consent Without A Meeting of the Executive Committee of the Board of Directors (the “Resolutions”).
(b) A copy of the Borrower’s Articles of Incorporation.
(c) A copy of the Borrower’s Bylaws.
(d) The incumbency, names, titles, and signatures of the Borrower’s officers authorized to execute and deliver this Amendment.

3.3A good standing certificate from the Secretary of State of the State of Ohio for the Borrower and a Certificate of Corporate Existence from the Office of the Comptroller of the Currency with respect to The Park National Bank, in each case dated not more than 30 days prior to the date of this Amendment. The Borrower shall have satisfied such other conditions as specified by the Bank, including payment of all unpaid legal fees and expenses incurred by the Bank through the date of this Amendment in connection with the Credit Agreement and the Amendment Documents (as defined below).
Section 4.Representations, Warranties, Authority, No Adverse Claim.
4.1Reassertion of Representations and Warranties, No Default. The Borrower hereby represents that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties in the Credit Agreement are true, correct, and complete in all respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Credit Agreement, as amended by this Amendment and (b) there will exist no Default or Event of Default under the Credit Agreement as amended by this Amendment on such date that the Bank has not waived.
4.2Authority, No Conflict, No Consent Required, Enforceability. The Borrower represents and warrants that it has the power, legal right, and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment and all other agreements and documents (collectively, the “Amendment Documents”) executed and delivered by the Borrower in connection therewith by proper corporate action, and none of the Amendment Documents and the agreements therein contravenes or constitutes a default under any agreement, instrument, or indenture to which the Borrower is a party or a signatory, any provision of the Borrower’s articles of incorporation or code of regulations, or any other agreement or requirement of law, or results in the imposition of any Lien on any of its property under any agreement binding on or applicable to the Borrower or any of its property except, if any, in favor of the Bank. The Borrower represents and warrants that no consent, approval, or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Borrower of the Amendment Documents or other agreements and documents executed and delivered by the Borrower in connection therewith or the performance of obligations of the Borrower therein described, except for those that the Borrower has obtained or provided and as to which the Borrower has delivered certified copies of documents evidencing each such action to the Bank. The Borrower represents and warrants that the Amendment Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.

4.3No Adverse Claim. The Borrower warrants, acknowledges, and agrees that no events have taken place and no circumstances exist at the date hereof that would give the Borrower a basis to assert a defense, offset, or counterclaim to any claim of the Bank with respect to the Obligations.
Section 5.Affirmation of Credit Agreement, Further References. The Bank and the Borrower each acknowledge and affirm that the Credit Agreement, as hereby amended, is hereby ratified and confirmed in all respects and all terms, conditions, and provisions of the Credit Agreement, except as amended by this Amendment, shall remain unmodified and in full force and effect. All references in any document or instrument to the Credit Agreement are hereby amended to refer to the Credit Agreement as amended by this Amendment.
Section 6.Merger and Integration, Superseding Effect. This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto and supersedes and has merged into this Amendment all prior oral and written agreements on the same subjects by and between the parties hereto with the effect that this Amendment shall control with respect to the specific subjects hereof and thereof.
Section 7.Severability. Whenever possible, each provision of this Amendment and the other Amendment Documents and any other statement, instrument, or transaction contemplated thereby or relating thereto shall be interpreted so as to be effective, valid, and enforceable under the applicable law of any jurisdiction, but if any provision of this Amendment, the other Amendment Documents, or any other statement, instrument or transaction contemplated thereby or relating thereto is held to be prohibited, invalid, or unenforceable under the applicable law, such provision shall be ineffective in such jurisdiction only to the extent of such prohibition, invalidity, or unenforceability, without invalidating or rendering unenforceable the remainder of such provision or the remaining provisions of this Amendment, the other Amendment Documents, or any other statement, instrument or transaction contemplated thereby or relating thereto in such jurisdiction, or affecting the effectiveness, validity, or enforceability of such provision in any other jurisdiction.
Section 8.Successors. The Amendment Documents shall be binding upon the Borrower, the Bank, and their respective successors and assigns and shall inure to the benefit of the Borrower, the Bank, and the Bank’s successors and assigns.
Section 9.Legal Expenses. As provided in Section 8.2 of the Credit Agreement, the Borrower shall pay or reimburse the Bank, upon execution of this Amendment, for all reasonable out-of-pocket expenses paid or incurred by the Bank, including filing and recording costs and fees, charges and disbursements of outside counsel to the Bank and/or the allocated costs of in-house counsel incurred from time to time, in connection with the Credit Agreement, including in connection with the negotiation, preparation, execution, collection, and enforcement of the Amendment Documents and all other documents negotiated, prepared, and executed in connection with the Amendment Documents, and in enforcing the obligations of the Borrower under the Amendment Documents, and to pay and save the Bank harmless from all liability for any stamp or other similar taxes that may be payable with respect to the execution or delivery of the Amendment Documents, which obligations of the Borrower shall survive any termination of the Credit Agreement.
Section 10.Headings. The headings of various sections of this Amendment have been inserted for reference only and shall not be deemed to be a part of this Amendment.
Section 11.Counterparts. The Amendment Documents may be executed in several counterparts as deemed necessary or convenient, each of which, when so executed, shall be deemed an original, provided that all such counterparts shall be regarded as one and the same document.
Section 12.Governing Law. THE AMENDMENT DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO, WITHOUT GIVING EFFECT TO CONFLICT OF LAW PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS, THEIR HOLDING COMPANIES, AND THEIR AFFILIATES.
Section 13.Acknowledgement and Release. IN ORDER TO INDUCE THE BANK TO ENTER INTO THIS AMENDMENT, THE BORROWER: (A) REPRESENTS AND WARRANTS TO THE BANK THAT NO EVENTS HAVE TAKEN PLACE AND NO CIRCUMSTANCES EXIST AT THE DATE HEREOF WHICH WOULD GIVE THE BORROWER THE RIGHT TO ASSERT A DEFENSE, OFFSET OR COUNTERCLAIM TO ANY CLAIM BY THE BANK FOR PAYMENT OF THE OBLIGATIONS; AND (B) HEREBY RELEASES AND FOREVER DISCHARGES THE BANK AND ITS SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES AND PARTICIPANTS FROM ANY AND ALL ACTIONS, CAUSES OF ACTION, SUITS, PROCEEDINGS, DEBTS, SUMS OF MONEY, COVENANTS, CONTRACTS, CONTROVERSIES, CLAIMS AND DEMANDS, AT LAW OR IN EQUITY, WHICH THE BORROWER EVER HAD OR NOW HAS AGAINST THE BANK OR ANY OF ITS SUCCESSORS, ASSIGNS, DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR PARTICIPANTS BY VIRTUE OF THEIR RELATIONSHIP TO THE BORROWER IN CONNECTION WITH THIS AMENDMENT, THE CREDIT AGREEMENT, THE LOAN DOCUMENTS AND TRANSACTIONS RELATED THERETO.
[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year first above written.

PARK NATIONAL CORPORATION

By: /s/ Brady T. Burt
Name: Brady T. Burt
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Chris Cavacini
Name: John "Chris" C. Cavacini
Title: Senior Vice President

[Signature Page to Fifth Amendment]